EXHIBIT 10.6

                             SUBLEASE AGREEMENT

Effective as of October 23, 1998, Sun Microsystems, Inc., a Delaware corporation ("Sublessor"), and Sigma Designs, Inc., a California corporation ("Sublessee") agree that subject to the terms and conditions set forth below, Sublessee shall sublease from Sublessor approximately 24,933 rentable square feet ("Premises") consisting of the entire building located at 355 Fairview Way, Milpitas, California. The Premises are more particularly shown on Exhibit A attached hereto. Sublessee agrees to accept the premises in their "AS IS" condition, except for latent defects in the Premises.

TERM: The term of this sublease shall be for the period commencing March 15, 1999, and terminating September 30, 2002. Sublessee shall have access to the Premises for fit-out as of February 15, 1999.

SUBLESSEE COMPLIANCE WITH MASTER LEASE: Except as otherwise specifically set forth in this Sublease, Sublessee shall comply with all of the provisions of the lease between Sublessor and Greenback Associates ("Lessor") (herein, the "Master Lease") the terms of which are incorporated herein by reference, with references therein to Lessee being read as Sublessee and reference therein to Lessor being read as Sublessor, provided however, Sublessor shall not be required hereby to perform the obligations of Landlord under the Master Lease, Sublessor's only obligation is to make timely demand upon Landlord for Landlord to perform the covenants and promises of Landlord under the Master Lease. Sublessee acknowledges receipt of a copy of the Master Lease. Sublessee shall avoid any acts or failures to act which, if attributed to Sublessor, would cause a default under the Master Lease. To the extent the Master Lease requires Sublessor to obtain Lessor's consent or approval to an action which Sublessee proposes. Sublessee shall obtain Lessor's and Sublessor's prior consent or approval. Sublessor will not reasonably withhold consent and will act in good faith in considering Sublessee's requests. Sublessor will reasonably cooperate with Sublessee in requests to obtain Lessor consent.

Notwithstanding the above to the contrary, paragraphs l.B., 2, 3, 5, 15, 16, 17, 24, 25 and 29 of Addendum I to the Master Lease are excluded from the obligations of Sublessee hereunder.

RENT: Commencing March 15, 1999, Sublessee shall pay to Sublessor in advance on or before the first day of each month, triple net monthly rent in the amount of $27,426.30 beginning March 15, 1999 through December 31, 2000. From January 1, 2001, through September 30, 2002, the triple net monthly rent shall be $29,919.6 ADDITIONAL RENTAL (OPERATING EXPENSES): Sublessee shall be responsible for all operating expenses and taxes, insurance, common area expenses and any other pass throughs from Lessor, payable monthly. Sublessee's proportionate share of the Premises is 100%.

SECURITY DEPOSIT: Sublessee shall pay to Sublessor in advance a security deposit in the amount of $54,852.60, equal to two (2) times base rent, payable upon execution of the Sublease Agreement. In addition to other assurances provided hereunder, Sublessee agrees to provide Sublessor with additional protection or collateral in the event of a default during the Sublease Term in the form of an Irrevocable Standby Letter of Credit ("LOC") with Silicon Valley Bank ("Bank") according to the following terms and conditions:

(a) Bank/Lender: Silicon Valley Bank.
(b) Letter of Credit Form: Irrevocable Standby Letter of Credit form of Bank.
(c) Term: Annual and annually renewable for the Sublease Term (i.e., 3-1/2 years).
(d) Amount: The principal amount of the Letter of Credit shall be $109,705.00, representing four (4) months initial Base Rent. The amount shall remain constant for the Sublease Term.
(e) Beneficiary: The Beneficiary shall be Sublessor.
(f) Customer: The Customer shall be Sublessee or designee of Sublessee.
(g) Terms and Conditions of LOC: Standard form conditions required by Bank.
(h) Payment On Demand: In the event of default by Sublessee, Bank shall pay Sublessor upon presentation of a written demand describing the default and signed by a Corporate Officer of Sublessor.
(i) Late Charge: Sublessor may include a demand for payment of a Late Charge to Bank if Sublessee is delinquent in any payment due under the Sublease.
(j) Failure of Bank to Renew LOC: In the event in any year(s), the Bank fails to renew the LOC, then Sublessee shall within thirty (30) days knowledge of such disapproval, either replace the LOC with cash collateral in the amount of $109,705.00 or present to Sublessor an alternative form of collateral which alternative form may be acceptable or not by Sublessor in its sole discretion. Should Sublessee fail to replace the LOC as provided herein within thirty (30) days' knowledge of such disapproval, such failure by Sublessee shall be treated as a default of this Sublease entitling Sublessor to all of its legal remedies hereunder, at law and in equity.
(k) Default: If Sublessee is in default of any monetary term of the Sublease for ten (10) days, on the eleventh (11th) day Sublessor may make a demand upon the Bank for immediate cure pursuant to payment from Bank to Sublessor under the terms of the LOC.

Sublessee shall cause to be delivered to Sublessor upon execution of this Sublease an Irrevocable Standby Letter of Credit with Bank as described hereinabove. If Sublessee fails to pay Rent or any other sum when due under this Sublease or fails to meet any other obligation under this Sublease, and such failure, with the passing of time or the giving of notice or both, would constitute an event of default under this Sublease, then Sublessor shall have the right to draw immediately on said Letter of Credit in an amount which Sublessor deems necessary to cure any such failure, and thereafter to apply all or part of any amounts so drawn to cure such default.

USE: Premises may be used Sublessee for general office and any other use permitted by CCR's and local ordinances.

ALTERATIONS: Except as otherwise provided herein. Sublessee accepts the Premises in its present condition. Sublessee may, at its own expense, make any alterations or improvements in and to the Premises which Sublessee may deem necessary or suitable. Such alterations or improvements shall be made in a good and workmanlike manner, without impairing the structural soundness of the Premises. All such alterations or improvements shall be made at Sublessee's sole cost, and only after obtaining the prior written consent of Sublessor which consents shall not be unreasonably withheld or delayed.

INSURANCE: The Sublessee shall carry property, commercial liability and such other policies of insurance to protect against loss by reason of injury to persons and damage to property directly or indirectly arising out of Sublessee's occupancy of the Premises as are required under terms of the Master Lease. A certificate of such insurance shall be furnished to Sublessor. The certificate shall name Sublessor and Lessor as additional insured and shall provide that the insurer shall provide Sublessor and Lessor with 30 days written notice of any cancellation or reduction of insurance coverage. The limits of liability for commercial liability insurance requirements contained herein shall not be less than $2,000,000 single limit. Except as otherwise provided herein, Sublessor shall have no responsibility for the contents of the Premises, including Sublessee's personal property, and shall have no responsibility to provide insurance for said contents. Both Sublessee and Sublessor waive the right of recovery and the right to subrogation against each other in the event of a loss which occurs during the term of this Sublease.

INDEMNIFICATION: Sublessee assumes all the risk in connection with its use of the Premises and shall indemnify Lessor and Sublessor for costs, damages, loss, liability or expense actually incurred, including attorneys fees, damages for injury to or death of persons and loss of or damage to property caused by or arising out Sublessee's use or occupancy of the Premises, except to the extent that any such harm, claim, liability, injury or damage to any person or property is caused by the negligence or willful misconduct of Sublessor, its agents, servants, or employees from which conduct Sublessor shall indemnify, hold harmless and defend Sublessee.

ASSIGNMENT: This Sublease shall not be assigned or transferred without the prior written consent of Sublessor. Any assignment or transfer in contradiction of this paragraph shall be void.

DEFAULT AND TERMINATION: If Sublessee defaults in its obligation under this Sublease, and such default continues for a period of ten days after written notice has been delivered to Sublessee, Sublessor may, at its option, terminate the Sublease. If the default cannot be remedied within ten (10) days by use of reasonable diligence by Sublessee, additional time may be granted by Sublessor. Upon termination of this Sublease due to default by Sublessee, Sublessee shall immediately surrender the Premises to Sublessor, in good order and condition, reasonable wear and tear excepted. Any unpaid rent or other sums due Sublessor shall draw interest at the rate of 10% per annum from the date due until paid.

NOTICE: Notice under this Sublease shall be given by certified United States Mail, or by an overnight delivery service, addressed to Sublessee at the Premises.

Notice to Sublessor shall be given at:     With a Copy to:
Sun Microsystems, Inc.                     Sun Microsystems, Inc.
901 San Antonio Road                       901 San Antonio Road
MS-UMTV8l-lO4                              MS- PALO 1-501
Palo Alto, CA 94303                        Palo Alto, CA 94303
Attn: Lease Administration                 Attn: General Counsel


FLOOR PLAN: A Floor/Furniture Plan of the Premises is attached hereto as Exhibit B.

CONSENT BY LESSOR: The written consent of Lessor to this Sublease, in compliance with the terms of the Master Lease, is set forth below. This Sublease Agreement shall be of no force or effect unless consented to by Lessor after execution hereof.

SUBLESSORS COMPLIANCE WITH MASTER LEASE: Sublessor represents to Sublessee that to the best of Sublessor's knowledge that Sublessor is not in default under its obligations to be performed under the Master Lease by Sublessor and that Sublessor has complied with all provisions of the Master Lease between Master Lessor and Sublessor as of the Effective Date and that such representation will be true and correct as of the Commencement Date of this Sublease.

REAL ESTATE BROKERS AND COMMISSION: Sublessor agrees to pay a Real Estate Commission to LaSalle Partners, which company has represented Sublessor as its real estate agent in this transaction, and to Linda Costello, which individual broker has represented Sublessee in this transaction as its real estate agent. Sublessor and Sublessee agree that they have had no prior dealings with any other real estate agents. The parties agree that the Sublease Commission will be split 50/50 between LaSalle Partners and Linda Costello and that the Commission shall be paid by Sublessor Vi upon sublease execution and the remaining '/2 upon occupancy by Sublessee. The amount of the Commission shall be based upon the sum of seven (7%) percent of the total Subrent proceeds for the first twelve (12) months of the Sublease Term, plus six (6%) of the total Subtenant Proceeds for months 13 thru 36 of the Sublease Term, plus five (5%) percent of the total Subrent Proceeds for months 37 thru 42 and the end of the Sublease Term.

OTHER AGREEMENTS: Sublessor agrees to leave in place for Sublessee's benefit and use the following improvements:
(1) Cat 5 Data Cable;
(2) Twisted Pair Voice Cable;
(3) Phone Patch Panels;
(4) Modular Data Jack Panels;
(5) Evacuation Wall Plans (fire exit instructions)










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ENTIRE AGREEMENT: This Sublease contains the entire agreement between the parties hereto with respect to the subject matter hereof. Both parties acknowledge and agree that no statement representation or warranty not contained herein shall be binding upon the parties. No modification, supplement or amendment to or of any term or provision of this Sublease shall be binding unless in writing and signed by the parties hereto.


SUBLESSOR:                                   SUBLESSEE:
Sun Microsystems, Inc.                       Sigma Designs, Inc.





By:                                          By: /s/ THINH TRAN
Name:                                        Name: THINH TRAN
Title:                                       Title: President
Date:                                        Date:


                                CONSENT
The undersigned hereby consents to the foregoing Sublease and agrees to recognize Sigma Designs, Inc. as its subtenant under the terms of the foregoing Sublease between Landlord's tenant. Sun Microsystems, and Sigma Designs, Inc.

LESSOR:
Spieker Properties, LP
By:__________________
Name:_____________________
Title:______________________
Date:_____________________



BROKER:

BROKER:
Linda Costello
LaSalle Partners


Name:
Name: LINDA COSTELLO Title: Real Estate Broker Date:_____________
Title:
Date:

We each represent that our respective companies are currently licensed to perform real estate agency related services for a commission under the laws, rules and regulations of the State of California.


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                                  EXHIBIT A
                          (See Attached Site Plan)

                                EXHIBIT B
                    (See Attached Furniture/Floor Plan)